Exhibit 10.2

AMENDMENT NO. 1 TO AMENDED AND RESTATED PRESIDENT EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Amended and Restated President  Employment Agreement, dated December 15, 2008 (the “Employment Agreement”), is entered into as of this 7th day of May, 2009, by and between Thomas Weisel Partners Group Inc. (“TWP”) and Lionel F. Conacher (“Conacher”), in his individual capacity.

WHEREAS, TWP and Conacher have previously entered into the Employment Agreement, a copy of which is attached hereto as Annex A;

WHEREAS, pursuant to section 4(a) of the Employment Agreement, Conacher’s annualized base salary is U.S. $200,000 (the “Original Base Salary”); and

WHEREAS, Conacher and TWP agreed, in response to the 2008 business and economic climate and in conjunction with firm-wide base salary reductions of 10% for employees above a certain level, to similarly reduce Conacher’s annualized base salary by 10% to U.S. $180,000 (the “Reduced Base Salary”).

NOW, THEREFORE, in consideration of the premises, the sufficiency of which is hereby acknowledged, TWP and Conacher hereby agree as follows:

1. Base Salary. Conacher and TWP hereby ratify and affirm the reduction to Conacher’s annualized base salary by 10% from the Original Base Salary to the Reduced Base Salary.  The Reduced Base Salary will be in effect commencing on January 1, 2009 until such time as both Conacher and TWP agree to resume the Original Base Salary or some other salary.

2. Effect on Termination Provisions.  Conacher and TWP each acknowledge and agree that, unless specifically stated in the applicable agreement or arrangement, any voluntary or mutually agreed to (by and between Conacher and TWP) modification that results in a reduction, deferral or transfer by Conacher of any compensation due to him under the Employment Agreement (or any amendment thereto) shall not be taken into consideration for purposes of application of section 8 of the Employment Agreement (or any amendment thereto).  Rather, for the avoidance of doubt, for purposes of calculating or determining any payment due Conacher upon termination of his employment, unless the applicable agreement or arrangement states otherwise, Conacher shall be deemed to have earned the greatest of (i) the original amount set forth in the Employment Agreement (or any amendment thereto), (ii) any written agreement or amendment increasing that amount, or (iii) the actual amount earned.

3. No Other Amendment.  Conacher and TWP each acknowledge and agree that, except as set forth in paragraphs 1 and 2 above, this Amendment does not supersede, amend, modify or otherwise alter the obligations and provisions of the Employment Agreement and all other provisions of the Employment Agreement remain in full force and effect.

4. No Other Agreement.  Conacher acknowledges and agrees that TWP and Conacher have no further agreement or understanding and no statements, representations, warranty or covenants have been made by you or TWP with respect to the base salary, other than as contained in this Amendment.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Agreement on behalf of the respective parties hereto as of the date first written above.

THOMAS WEISEL PARTNERS GROUP, INC.

By:/s/ Mark P. Fisher
     Name: Mark P. Fisher
     Title: General Counsel

LIONEL F. CONACHER
in his individual capacity

/s/ Lionel F. Conacher